THIRD AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT, dated as of the 16th day of July, 2020, to the Distribution Agreement dated as of January 1, 2014 (the “Agreement”), as amended is entered into by and between Trust for Advised Portfolios, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add the Ziegler Piermont Small Cap Value Fund.

NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TRUST FOR ADVISED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /c/ Christopher E. Kashmerick	By: /s/ Teresa Cowan

Name: Christopher E. Kashmerick	Name: Teresa Cowan

Title: President	Title: Vice President

Exhibit A to the
Distribution Agreement

Separate Series of Trust for Advised Portfolios

Name of Series
Ziegler Senior Floating Rate Fund
Ziegler Piermont Small Cap Value Fund